UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 19, 2007 (November 13, 2007)

Broadview Networks Holdings, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
333-142946
(Commission File Number)
11-3310798
(I.R.S. Employer Identification No.)

800 Westchester Avenue, Rye Brook, NY 10573
(914) 922-7000
(Address of principal executive offices and telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On November 13, 2007, the Board of Directors (the “Board”) of Broadview Networks Holdings, Inc. (the “Company”) adopted a resolution appointing Raul Martynek as a director. The Company currently does not have any committees of the Board.
Mr. Martynek was appointed to the Board pursuant to the Third Amended and Restated Shareholders Agreement, by and among the Company and the shareholders named therein, dated as of May 31, 2007 (the “Shareholders Agreement”). Pursuant to the Shareholders Agreement and in connection with the acquisition by the Company of Eureka Broadband Corporation (“Eureka”) on May 31, 2007, the former Eureka shareholders were granted the right to nominate one director to the Board and elected to nominate Mr. Martynek. Subject to certain exceptions, this right will terminate upon the earliest of: (i) such shareholders ceasing to own the Company’s securities; (ii) a qualified public offering of the Company; and (iii) any sale, lease, or other disposition of all or substantially all of the Company’s assets or any merger, reorganization, consolidation or recapitalization transaction or any transaction in which the holders of the Company’s capital stock immediately prior to such transaction do not continue to own more than 50% of the voting power of the entity surviving the transaction.
Mr. Martynek was the former chief executive officer of Eureka. In connection with the Eureka acquisition, Mr. Martynek received approximately $1.5 million in cash, 696.589 shares of the Company’s Series B-1 Preferred Stock, 17,414.725 shares of the Company’s Class A Common Stock, and warrants to purchase 519.678 shares of Series B-1 Preferred Stock and 12,991.95 shares of the Company’s Class A Common Stock. A small portion of the foregoing is currently being held in escrow pursuant to the Indemnity Escrow Agreement, dated May 31, 2007, between the Company, the agent for the former Eureka stockholders and JP Morgan Chase Bank, N.A (the “Indemnity Escrow Agreement”). Mr. Martynek also received an additional $340,000, which the Company will pay by January 2, 2008 or as soon as administratively practicable thereafter.
On July 17, 2007, Eureka and Mr. Martynek entered into an agreement and general release (the “Release”) that provided for the termination of Mr. Martynek’s employment with Eureka. Pursuant to the Release, Mr. Martynek’s last day of employment was July 13, 2007. Under the terms of the Release, (i) Mr. Martynek will receive a lump sum payment of $377,270, subject to applicable deductions and withholdings, on Eureka’s next regular pay day and (ii) Mr. Martynek will continue to receive medical and dental benefits coverage through the earlier of his coverage by a new employer or July 31, 2008.
Other than the foregoing, since the beginning of the Company’s last fiscal year, there has been no transaction or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which Mr. Martynek had or will have a direct or indirect material interest.
Mr. Martynek served as President and Chief Executive Officer of Eureka before its acquisition by the Company in May 2007. In that role, Mr. Martynek managed the day-to-day operations of Eureka, including sales, provisioning, customer care, building deployment, network operations, technology, and information systems. Prior to the merger of Eureka and Gillette Global Networks (“GGN”) in 2000, Mr. Martynek was the Chief Operating Officer of GGN, where he oversaw all corporate operations. Mr. Martynek joined GGN in 1995 as one of its first employees. Before joining GGN, Mr. Martynek worked at several Wall Street firms in trading and operations. He also led a consulting firm specializing in database integration and design. Mr. Martynek earned a Bachelor of Arts in Political Science from SUNY Binghamton and a Masters in International Affairs with a concentration in International Finance from Columbia University.

The descriptions of the Shareholders Agreement and the Indemnity Escrow Agreement do not purport to be complete and are qualified in their entirety by reference to the Shareholders Agreement and the Indemnity Escrow Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibits are being filed with this Current Report on Form 8-K:
10.1	The Shareholders Agreement.

10.2	The Indemnity Escrow Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 19, 2007

BROADVIEW NETWORKS HOLDINGS, INC.
By:	/s/ Corey Rinker
	Name:	Corey Rinker
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	The Third Amended and Restated Shareholders Agreement, by and among Broadview Networks Holdings, Inc. and the shareholders named therein, dated as of May 31, 2007.

10.2	The Indemnity Escrow Agreement, dated May 31, 2007, between Broadview Networks Holdings, Inc., the agent for the former stockholders of Eureka Broadband Corporation and JP Morgan Chase Bank, N.A.